AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and is effective as of the 1st day of August, 2003 (the “Effective Date”), by and between Vocus, Inc., a Delaware corporation (“Vocus”) and PR Newswire Association LLC, a Delaware limited liability company (“PRN”; PRN and Vocus sometimes individually referred to as “Party” and collectively as “Parties”).

RECITALS

WHEREAS, Vocus develops and hosts web-based applications for use on the Internet;

WHEREAS, Vocus currently markets and sells Vocus Public Relations (the “VPR Service”), an online software solution for corporate communications management;

WHEREAS, PRN operates a specialized news and information service, which, among other things, processes and transmits press releases and other information over electronic communications systems to news media and others throughout the United States and overseas and services investor relations, public relations and other communications professionals; and

WHEREAS, PRN wishes to license from Vocus a certain web-based application (the “Application”) for use in the service marketed by PRN and hosted by Vocus, currently known as Online MEDIAtlas (the “Service”).

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the Parties mutually agree as follows:

1. Vocus’ Services and Responsibilities.

     (a) Online MEDIAtlas Application. The Application provided by Vocus shall include all features and functionality available in the current version of the Service.

     (b) Maintenance and Upgrades. Vocus shall be solely responsible for all updates and maintenance of all versions of the Application and for any mutually agreed upon enhancements with respect to the Application. Vocus shall provide PRN with at least two (2) days’ notice of all regularly scheduled maintenance that will require the Service to be inoperative for any period of more than eight consecutive hours. If the Service becomes inoperative due to the inability of the Application to function properly for a total aggregate of forty-eight (48) hours in any seven (7) day period except for force majeure, then PRN shall have the right to terminate this Agreement immediately upon written notice to Vocus to such effect. Vocus shall at all times make available for use in the Service the most current and up-to-date version of the Application and all upgrades thereto.

     (c) Technical Support.

          (i) Vocus shall provide technical support services to all PRN support representatives, consisting of advanced help, troubleshooting, and “bug” fixes, which shall be provided by the appropriate Vocus support services staff.

          (ii) Vocus’ Director of Support Services or a designated representative will be PRN’s primary management contact at Vocus for all support issues related to the Agreement. Vocus shall notify PRN promptly in the event this contact changes. The escalation path for support related issues is as follows:

          Level I — Support Services Representative

          Level II — Support Services Tier II Representative or Supervisor

          Level III — Support Services Manager

          Level IV — VP Operations

          Level V — CTO

          (iii) The support services groups for both Vocus and PRN shall provide support services according to a mutually agreed upon schedule.

     (d) Hosting Infrastructure. Vocus shall host and maintain the Service on its servers (the “Vocus Server”). The Service shall be fully accessible, usable and functional in accordance with the specifications and requirements of this Agreement at all times during the Term (as hereinafter defined), twenty-four (24) hours a day, three hundred sixty-five (365) days a year, other than for emergency maintenance and regularly scheduled maintenance that may only be conducted during non-peak usage periods. If the Vocus Server becomes inoperative for a total aggregate” of forty-eight (48) hours in any seven (7) day period except for force majeure, then PRN shall have the right, at its sole election, to terminate this Agreement immediately upon written notice to Vocus to such effect, or to host the Service on a different server and to deduct any costs in connection therewith from amounts otherwise due and owing to Vocus hereunder.

2. PRN’s Services and Responsibilities.

     (a) Product Sales and Marketing. PRN shall present and market the Service to PR Newswire’s Clients through PR Newswire’s offices and sales representatives nationwide. Such marketing shall include, without limitation, creating brochures or other literature in connection with the Service and performing market research. Upon accessing the Service, the phrase “powered by Vocus” and the Vocus mark will be visible to the customer. The “powered by Vocus” phrase and mark will also be used whenever and wherever the Service is promoted.

     (b) Technical Support. PRN shall provide Level I technical support services, including reasonable technical assistance by telephone and
e-mail, to all users of the Service, which shall be provided by PRN representatives in the use and support of the Service.

     (c) Administrative Services. PRN shall provide all accounting services in connection with the Service; including the invoicing and collection of all revenues generated in connection with the sale of the Service.

3. License. Subject to the terms and conditions of this Agreement, Vocus hereby grants to PRN, its affiliates and subsidiaries, a non-exclusive (subject to Section 4 below) limited, non-transferable, worldwide license during the Term (i) to access, market and use the Application and any updates thereto or versions thereof in connection with the marketing and sale of the Service, (ii) to use Vocus’ trademarks and logo (the “Vocus Trademarks”) solely in connection with the sale, advertising and promotion of the Service and (iii) to sublicense the Application to those third parties listed on Exhibit A.

4. Non-Compete; Exclusivity. During the Term. Vocus shall not license the Application or any substantially similar applications, excluding VPR, to any direct competitors of PRN listed on Exhibit B attached (as updated from time to time upon mutual agreement of the Parties) hereto without the prior written consent of PRN.

5. Royalties and Payments.

     (a) PRN Payments and Royalties to Vocus. In return for the rights granted herein and all obligations to be performed by Vocus hereunder, PRN shall pay to Vocus a quarterly royalty which shall be equal to the greater of (i) 35%of the aggregate gross revenues for a one-year subscription to the Service or (ii) S600 per one-year subscription. In the event that a an organization has access to the Service for less than one year, Vocus will credit back the unused portion as determined by the date in which the organization no longer had access to the subscription.

     (b) Payment Terms. PR Newswire shall pay the royalties described in 5(a) above within thirty (30) days following the end of each quarter. All payments hereunder shall be accompanied by detailed financial reports in such format as Vocus shall approve and containing such information as Vocus shall reasonably require. If any royalties on the invoice are disputed by PRN, PRN shall pay the non-disputed royalties to Vocus pursuant to Section 5 of this Agreement and shall promptly notify Vocus in writing of the disputed royalties. The parties shall work to resolve the disputed amounts through friendly consultation.

     (c) Books and Records. PR Newswire shall maintain books and records accurately reflecting all matters affecting revenue due to Vocus and relating in any way to the sale of the Service. Such records shall include customer name, amount of royalties owed and term of contract. Vocus, by its duly authorized representative, shall have the right, at reasonable times and upon reasonable notice to PR Newswire to inspect and audit such books and records to verify the accuracy of any statement related to the revenue due to Vocus but no more than once during any twelve (12) month period. If any inspection shall disclose an error of any amount, the parties shall promptly adjust the same and PR Newswire shall immediately make payment to Vocus of all required amounts. In the event that a discrepancy is discovered of greater than five percent (5%), PR Newswire shall pay for the costs of the relevant inspection(s) and/or audit(s). PR Newswire shall maintain the books and records required herein for no less than a two (2) year period following expiration or termination of this Agreement.

     (d) The Parties acknowledge and agree that in accordance with that certain agreement between Vocus and PRN dated as of March 14, 2001, a copy of which is attached hereto as Exhibit C (the “Original Agreement”), which is superseded hereby, PRN has prepaid certain amounts in respect of the licensing of the Application (“Existing Prepayment”) and any remaining amounts of the Existing Prepayment shall be applied to Royalties that may become due hereunder.

6. Service Trials. PRN is permitted to provide prospective customers with temporary and free use of the Service (the “Trial”) provided that: each Trial term is limited to 72 hours; all Trial customers are identified as such in the Application by a separate customer code, as assigned by PRN; the aggregate number of Trials granted by PRN shall be limited to a number deemed reasonable by Vocus.

7. Warranty and Other Obligations.

     (a) Warranty. Vocus warrants and represents that the Application provided hereunder shall conform to the corresponding specifications and requirements provided in connection with the Original Agreement during the Term (or any extension thereto) of this Agreement. If at any time the Application does not function pursuant to such requirements, PRN shall provide Vocus with written notice to such effect, and Vocus shall promptly respond within one (1) business day, and within three (3) business days following its receipt of PRN’s written notice, use commercially reasonable efforts to remedy any such problems or deficiencies at its sole cost and expense, or provide PRN with a mutually acceptable plan for such remedy which shall include a schedule for completion of such remedy. Notwithstanding the foregoing, Vocus shall not be responsible for any such problems or deficiencies to the extent caused by the misuse of, or improper tampering with or modifications to, the Application by PRN or its customers, or any such problems related to data, services, or software tools provided by parties other than Vocus. The Parties agree at all times to work closely in consultation with each other and to act reasonably so as to resolve any problems which may arise pursuant to this Section 7(a).

     (b) Export Control. The term “technical data” used in this section is defined in the United States Export Administration Regulations (“Regulations”). The Parties acknowledge that to the extent any tangible or intangible technical data provided under this Agreement are subject to United States export laws and the Regulations, each Party agrees that it will not use, distribute, transfer, or transmit technical data provided by the other Party under this Agreement except in compliance with United States export laws and the Regulations. Each Party shall comply with the Foreign Corrupt Practices Act, as amended, and the rules and regulations thereunder.

8. Ownership.

     (a) Vocus Application and Trademarks. The Parties hereby acknowledge that Vocus shall be the sole owner of all right, title and interest in and to the Application, the source code contained therein, and the Vocus Trademarks, including without limitation all intellectual property rights therein.

     (b) Prohibition. PRN shall not, and shall not authorize third parties to, decompile, disassemble, reverse engineer, or make any derivative works, modifications or other use whatsoever of the Application or any of Vocus’ proprietary material or confidential information, except as expressly authorized herein.

9. Confidential Information.

     (a) Confidentiality Obligations. Vocus and PRN shall each (i) hold the Confidential Information (as defined below) of the other in trust and confidence and avoid the disclosure or release thereof to any other person or entity by using the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, and (ii) not use the Confidential Information of the other Party for any purpose whatsoever except as expressly contemplated under this Agreement. Each Party shall disclose the Confidential Information of the other only to those having a need to know such Confidential Information and shall take all reasonable precautions to ensure compliance with the provisions of this Section 9.

     (b) Confidential Information. The term “Confidential Information” shall mean any and all information or proprietary materials (in every form and media) not generally known in the relevant trade or industry and which has been or is hereafter disclosed or made available by either Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with the efforts contemplated hereunder, including (i) all trade secrets, including, without limitation, the PRN Database; (ii) existing or contemplated products, services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto; and (iii) information relating to business plans, sales or marketing methods and customer information, including without limitation, customer lists or requirements.

     (c) Exceptions. The obligations of either Party under this Section 9 will not apply to information that the Receiving Party can demonstrate (i) at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act by the Receiving Party; (ii) is independently developed by the Receiving Party without regard to the Confidential Information of the other Party; or (iii) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, provided that the Receiving Party shall furnish prompt written notice of such required disclosure and reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any effort made by the Disclosing Party to seek a protective order or other appropriate protection of its Confidential Information.

     10. Representations and Warranties.

     (a) By PRN. PRN represents and warrants as follows:

     (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

     (ii) its execution of this Agreement and performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound;

     (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and

     (iv) it shall not make any use of the Application, the Vocus Trademarks or any other intellectual property of Vocus (the “Vocus Intellectual Property”), or authorize any third party to make any use of the Vocus Intellectual Property, except as specifically permitted pursuant to the terms of this Agreement.

(b) By Vocus. Vocus represents and warrants as follows:

     (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

     (ii) its execution of this Agreement and performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound;

     (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms;

     (iv) in its performance under and related to this Agreement, it shall comply with all applicable laws, rules and regulations, including, without limitation, all intellectual property and export control laws;

     (v) it shall not make any use of PRN’s media database, PRN’s trademarks or any other intellectual property of PRN (the “PRN Intellectual Property”), or authorize any third party to make any use of the PRN Intellectual Property, except as specifically permitted pursuant to the terms of this Agreement;

     (vi) it shall, at its sole cost and expense, secure and maintain all necessary licenses, permits, authorizations and/or other approvals necessary for its performance hereunder, and shall comply with all applicable laws, rules and regulations in the operation of the Application and the Service; and

     (vii) it shall utilize technology and security features consistent with reasonable applicable industry standards and will make commercially reasonable efforts to utilize systems that incorporate recent advances and developments in technology.

11. Indemnification. Each Party (the “Indemnifying Party”) will defend (or settle, as applicable), indemnify and hold harmless the other Party (the “Indemnified Party”), and the respective directors, officers and employees of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees) arising out of or in connection with any third-party claim alleging any breach of such Party’s representations or warranties set forth in this Agreement. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party’s rights or interests without the prior written consent of the Indemnified Party. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (i) at the Indemnifying Party’s expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim; and (ii) at the Indemnified Party’s expense, be entitled to participate in the defense of any such claim. Any failure on the part of the Indemnified Party to promptly notify the Indemnifying Party of any such third party claim shall only relieve the Indemnifying Party to the extent that the Indemnifying Party is actually prejudiced thereby. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE THEORY OF LIABILITY), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

12. Term and Termination.

     (a) The term of this Agreement shall be three (3) years (the “Term”).

     (b) This Agreement may be terminated, without waiver of any or all legal remedies available at law and in equity, as follows:

     (i) Either Party may terminate this Agreement after two years by giving written notice to the other Party of its intention to terminate at least one (1) year prior to the intended date of termination.

     (ii) Either Party may terminate this Agreement, effective immediately, at any time upon thirty (30) days prior written notice upon the happening of any of the following events:

     (A) a Party ceases to function as a going concern or to conduct its operation in the normal course of business, or

     (B) a Party becomes involved in financial difficulties resulting in the appointment of a receiver or trustee, establishment of a moratorium for the payment of indebtedness, a petition in bankruptcy or an assignment on behalf of a Party’s creditors.

     (iii) If either Party commits a material breach of any provisions of this Agreement for any reason, the other Party may terminate the Agreement at any time, if after providing written notice to the breaching Party of the alleged breach or failure, the breach or failure remains uncured for a period of thirty (30) business days after receipt of such notice; provided, however, that a Party shall not be entitled to more than one (1) cure period for the same or similar categories of breaches during the Term of this Agreement.

13. Relationship of the Parties. The relationship of the Parties hereto shall be that of independent contractors with respect to this Agreement. Nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint venturers or agents, and no Party shall have the power to obligate or bind any other Party in any manner whatsoever nor shall any Party have or be deemed to have any fiduciary obligations to any other Party.

14. Force Majeure. If a Party is prevented from performing any of its obligations set forth in this Agreement by reason of an act of God, strike, labor dispute, injunctions, judgments, adverse claims, fire, flood, embargo, delay in transportation, systems failures, including without limitation, public disaster or any other cause or reason beyond the control of a Party, as the case may be, such condition shall be deemed a valid excuse for failure on its part to perform or for delay in the performance of such obligations. Notwithstanding the foregoing, in the event that such failure or delay persists for thirty (30) days, the affected Party may terminate this Agreement immediately upon receipt of written notification of termination.

15. Miscellaneous Provisions.

     (a) Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed facsimile, addressed as follows:

If to PRN:	810 Seventh Avenue
New York, New York 10019
Attention: Ken Dowell
Facsimile: (201) 946-9176
With a copy to its General Counsel
Facsimile: (212) 489-9054
If to Vocus:	4325 Forbes Blvd.
Lanham, MD 20706
Attention: Richard Rudman
Facsmilile: 301-459-2827

All notices shall be effective upon receipt, provided that any notice sent via facsimile shall be deemed effective upon receipt by the sending Party of confirmation of receipt of such facsimile. Either Party may from time to time change its contact person or its address as set forth above by notifying the other Party of such new information in writing.

     (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

     (c) Binding Effect/Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party except that either Party may assign this Agreement without such consent to an acquirer of all or substantially all of that Party’s business or assets; provided, however, that neither Party may assign this Agreement to a direct competitor of the other Party (a “Direct Competitor”) under any circumstances without the prior written approval of the other Party. For purposes of clarity, neither Party shall have the right to prevent or enjoin the other Party from transferring all or substantially all of its assets to any Direct Competitor; rather, the other Party may elect not to approve of any such assignment, in which event this Agreement shall be deemed terminated as of the effective date of any such transaction between a Party and the Direct Competitor. This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. Any purported transfer, assignment or delegation in violation of the foregoing will be null and void and of no force or effect.

     (d) Survival. The provisions of Sections 5, 7, 8, 9, 10, 11, and 15 shall survive the expiration or termination of this Agreement.

     (e) Completeness and Modification. This Agreement constitutes the entire understanding between the Parties and supersedes and cancels any and all previous agreements and understandings between the Parties pertaining to the subject matter of this Agreement. This Agreement may be amended, modified, superseded or canceled, and any of its terms, covenants, representations, warranties or conditions may be waived, only in writing signed by duly authorized representatives of both Parties.

     (f) Waiver. The waiver of a breach of any term or condition of this Agreement shall be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     (g) Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions hereof

     (h) Choice of Law; Venue. This Agreement shall become valid when executed by both Parties. The Parties agree that this Agreement shall be deemed made and entered into in the State of New York and shall be governed and construed under and in accordance with the laws of the State of New York and applicable Federal Statutes, without giving effect to any conflicts of law principles. Any judicial action or proceeding shall be brought solely in New York County in the state or federal courts therein and the parties hereby consent to personal jurisdiction therein.

     (i) Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the Party drafting the document.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

VOCUS, INC.		PR NEWSWIRE ASSOCIATION LLC

By:	/s/ Richard Rudman	By:	/s/ Ken Dowell

Name: Richard Rudman		Name: Ken Dowell
Title: President & CEO		Title: Managing Director — Targeting Services

Date: 8-1-03		Date: 7/25/03

Exhibit B

Direct Competitors of PRN

The entities listed below will be considered direct competitors of PRN for the purposes of this Agreement. Additions may be made to this list at any time upon mutual agreement by PRN and Vocus.

Business Wire
Internet Wire (MarketWire)
M2 PressWire
Media Link
Bacon’s
Burelle’s
Luce
Media Map
Prime Zone
Enews.com
Enewsrelease.com
Pressline
Canada Corporate News
Press Access
Visual Data
CCBN
StreetFusion
Shareholder.com
Orbis
On24
On The Scene Productions
US Newswire
DWJTV
West Glenn

Exhibit C

Vocus / PR Newswire Agreement dated March 14, 2001

VIA FACSIMILE & AIRBORNE EXPRESS

December 8, 2003

Vocus, Inc.
4325 Forbes Blvd.
Lanham, MD 20706
Attention: Richard Rudman

RE: Agreement dated as of August 1, 2003 between PR Newswire Association LLC (“PRN”) and Vocus, Inc. (“Company”) for the license of Company’s web-based application (the “Agreement”)

Dear Mr. Rudman:

     This letter is an agreement, effective as of Jan. 1, 2004 (the “First Amendment”), to amend the Agreement, as follows:

Section 5(a) of the Agreement shall be deleted in its entirety and replaced with the following new Section 5(a):

“(a)	PRN Payments and Royalties to Vocus. In return for the rights granted herein and all obligations to be performed by Vocus hereunder, PRN shall pay to Vocus a quarterly royalty which shall be equal to the greater of (i) 35% of the aggregate gross revenues for a one-year subscription to the Service or (ii) $600 per one-year subscription per PR Newswire Client for the first seat, and $325 per additional seat sold to such PR Newswire Client. In the event that a Client has access to the Service for less than one year, Vocus agrees to credit PRN the pro-rata prepaid annual royalty for the unused portion of the Service subscription, as determined by the date in which Vocus is notified by PRN of such termination.”

     As amended hereby, the Agreement shall remain in full force and effect. If there is any conflict between the provisions of the Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall prevail.

Vocus, Inc.
December 8, 2003
p.2

     Please acknowledge your agreement to the terms and conditions of this First Amendment by signing the duplicate originals. Please return one original to me and keep one original for your files.

Sincerely,

/s/ Ken Dowell
PR Newswire Association LLC
By: Ken Dowell
Title: Managing Director, Targeting Services

Agreed to and Accepted:

Vocus, Inc.

By:	/s/ Steve Vintz

Name: Steve Vintz
Title: CFO

Date: 12/28/03